Exhibit 99.1 BBVA COMPASS BANCSHARES, INC. WRITTEN CONSENT OF THE SOLE SHAREHOLDER IN LIEU OF A SPECIAL MEETING OF THE SOLE SHAREHOLDER April 10, 2015 The undersigned sole shareholder (the “Shareholder”) of BBVA Compass Bancshares, Inc., a Texas corporation (the “Company”), acting pursuant to Section 6.201 of the Texas Business Organizations Code, as amended (the “TBOC”), hereby consents to and adopts by consent in lieu of a special meeting of the shareholders the following resolutions: WHEREAS, Section 6.201 of the TBOC permits the shareholders of a Company to take any action that may be taken at a meeting thereof without holding such meeting, providing notice, or taking a vote if each person entitled to vote on the action signs a written consent setting forth the action so taken and delivered to the Company for inclusion in its minutes or filing with its corporate records; and WHEREAS, the Board of Directors of the Company (the “Board”) has adopted board resolutions concerning proposed amendments to the Company’s Restated Certificate of Formation dated November 4, 2014 that would (i) amend Article 4 to include a provision for the issuance of preferred stock and authorize the Board to designate the terms of one or more classes or series of preferred stock prior to such issuances, (ii) update the list of persons currently serving as directors in Article 3 and (iii) make minor immaterial changes (the “Proposed Amendments”), as set forth in Exhibit A; and WHEREAS, the Shareholder has determined to adopt the Proposed Amendments to the Company’s Restated Certificate of Formation. NOW, THEREFORE, BE IT RESOLVED, that the Shareholder hereby adopts the Proposed Amendments to the Company’s Restated Certificate of Formation as set forth in Exhibit A; and FURTHER RESOLVED, that the Board be, and it is hereby, authorized and directed to take, and that the Board shall authorize, empower and direct that the officers to take, any and all acts and things necessary or appropriate in connection with any filings, notices and submissions, and any modifications or supplements thereto, with such governmental or regulatory officials, authorities or agencies as may be necessary or appropriate in connection with the adoption and effectuation of the foregoing resolutions, including filing a Certificate of Amendment to the Certificate of Formation or an Amended and Restated Certificate of Formation incorporating the Proposed Amendments in accordance with the requirements of the TBOC and the payment of any fees or expenses incurred in connection therewith; and

2 FURTHER RESOLVED, that any and all actions related to the adoption of the Proposed Amendments taken in good faith by the officers and directors of the Company prior to the date hereof on behalf of the Company and in furtherance of the interests of the Company are in all respects ratified, confirmed and approved by the Company as its own act and deed, and shall be conclusively deemed to be such corporate act and deed for all purposes. IN WITNESS WHEREOF, the undersigned sole shareholder of the Company has executed this consent to be effective as of the date first written above. Banco Bilbao Vizcaya Argentaria, S.A. /s/ Manuel Sánchez Rodríguez (Name of Sole Shareholder) (Signature) By: Manuel Sánchez Rodríguez Title: Country Manager for BBVA in the USA

3 Exhibit A